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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                              Studio Bromont, Inc.
             (Exact Name of Registrant as Specified in Its Chapter)

        Florida                              95-4720231
        -------                              ----------
        (State of Incorporation)             (I.R.S. Employer
                                             Identification No.)

                         2300 W. Sahara, Ave., Suite 500
                               Las Vegas, NV 89102
                                 (514) 788-4870
                                 --------------
          (Address and Telephone Number of Principal Executive Offices)

                 2003 STOCK OPTION PLAN OF STUDIO BROMONT, INC.
                 ----------------------------------------------
                            (Full Title of the Plan)

          Studio Bromont, Inc., Attention:  Rodger Brulotte, President
                         2300 W. Sahara, Ave., Suite 500
                               Las Vegas, NV 89102
                                 (702) 312-6255
                                 --------------
            (Name, Address and Telephone Number of Agent for Service)

                       CALCULATION  OF  REGISTRATION  FEE

                                     Proposed   Proposed
                                     Maximum    Maximum       Amount
                                     Offering   Aggregate     of Regis-
Title of Securities  Amount to       Price Per  Offering      stration
to be Registered     be Registered   Share (1)  Price (1)     Fee
------------------------------------------------------------------------------
Common Stock         1,000,000        $0.08     $ 80,000.00   $7.36
$0.001 par value     Shares           Per Share
================================================================================


(1) This registration statement covers the common stock issuable upon the exercise of options issued under our 2003 Stock Option Plan of Studio
     Bromont,  Inc.  to  employees  of  the  registrant.

(2) This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(3) The Proposed Maximum Offering Price Per Share is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the exercise price of $0.08 per share of outstanding options to purchase 1,000,000 shares that have been issued under our 2003 Stock Option Plan of Studio Bromont, Inc. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of Common Stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under Securities Act of 1933, as amended.
                                ________________
                                   Copies to:
                                 Michael A. Cane
                                  Cane & Company
                         2300 W. Sahara Ave., Suite 500
                             Las Vegas, Nevada 89102
                                 (702) 312-6255




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                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS


Item 1.  Plan  Information.*


Item 2.  Registrant  Information  and  Employee  Plan  Annual  Information.*

* Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.


                                     PART II

Item 3.  Incorporation  of  Documents  by  Reference.

The following documents filed by Studio Bromont, Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (1) The Company's Annual Report filed on Form 10-KSB with the Securities and Exchange Commission on May 22, 2003;

     (2) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company's Annual Report with the Securities and Exchange Commission on May 22, 2003.

     (3) The description of the Company's Common Stock which is contained in the Company's Form 10-SB Registration Statement, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") originally on October 13, 1999.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description  of  Securities.

The securities to be offered are registered under Section 12 of the Exchange Act of 1934.


Item 5.  Interests  of  Named  Experts  and  Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in

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connection with the offering, a substantial interest, direct or indirect, in the
Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Bryn & Associates, independent legal counsel to the Company, has provided an opinion regarding the due authorization and valid issuance of the shares of Common Stock.


Item 6.  Indemnification  of  Directors  and  Officers.

Article X of the Company's Articles of Incorporation, as filed on January 4, 1998 by the Company when it was named American Financial Services, provides "no director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. In addition, the Corporation shall have the power, in its By-Laws or in any resolution of its stockholders or directors, to undertake to indemnify the officers and directors of this corporation against any contingency or peril as may be determined to be in the best interests of this corporation".

The bylaws of the Company provide that officers and directors shall be indemnified and held harmless by the Company to the fullest extent authorized by the Florida Business Corporation Act.

The Company may enter into indemnification agreements with its officers and directors pursuant to which the Company agrees to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been an officer, director, employee or agent of the Company. Pursuant to Section 607.014 of the FGCA, in order to be entitled to indemnification by the Company, such person must have acted in good faith and in a manner such person believed to be in the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.


Item 7.  Exemption  from  Registration  Claimed.

Not  applicable.


Item 8.  Exhibits.

Exhibit
Number    Description  of  Document
------    -------------------------
5.1 Opinion Bryn & Associates, independent legal counsel, regarding the due authorization and valid issuance of the shares of Common Stock, with consent to use.
10.1      2003  Stock  Option  Plan
23.1      Consent  of  Andersen  &  Sellers,  Independent  Auditors
24.1 Power of Attorney (included on the signature page of this registration statement).


Item  9.          Undertakings.

The  Company  hereby  undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

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          (1)  To  include  any  prospectus  required by Section 10(a)(3) of the
               Securities  Act  of  1933;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant, Studio Bromont, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, P.Q., on this 11th day of June, 2003.

                            Studio  Bromont,  Inc.


                       By:     /s/ Rodger  Brulotte
                               ______________________
                               Rodger  Brulotte
                               Principal  Executive  Officer
                               Principal  Accounting  Officer



                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Rodger Brulotte, as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statements and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the date indicated.

Signature                    Title                         Date
---------                    -----                         ----

/s/ Rodger  Brulotte         Director
-----------------------      Principal Executive Officer    June 11, 2003
Rodger  Brulotte             Principal  Accounting  Officer


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